Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form 10-K of Jaguar Uranium Corp. and its subsidiaries (referred as “the Group”) of our report dated March 27, 2026, relating to the consolidated financial statements of Jaguar Uranium Corp. as of December 31, 2025 and 2024, and for each of the two years ended December 31, 2025, in which our report expresses an unqualified opinion, appearing in this Form 10-K.

/s/ Summit Group CPAs, P.C.

Summit Group CPAs, P.C

New York, New York
March 27, 2026